POWER OF ATTORNEY KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jane E. Trust, Christopher Berarducci, Thomas C. Mandia, Tara Gormel, Marc De Oliveira, Bryan Sutherland, Stephen Aspromonte, Mitchell O’Brien and Patrick DeLoia with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a trustee/director of any registered closed-end fund to which Legg Mason Partners Fund Advisor, LLC is an investment adviser, any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission. All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. This Power of Attorney shall be valid from the date hereof until revoked by me. IN WITNESS WHEREOF, I have executed this instrument as of the 29th day of November, 2023. Jane E. Trust Trustee/Director, Chief Executive Officer and President Robert D. Agdern Trustee/Director Carol L. Colman Trustee/Director Daniel P. Cronin Trustee/Director Paolo M. Cucchi Trustee/Director Eileen A. Kamerick Trustee/Director Nisha Kumar Trustee/Director Power of Attorney - Section 16 Filings - Power of Attorney with regard to Execution of Forms 3, 4 and 5 1